EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED FIRST QUARTER 2009 SALES AND EARNINGS

Eau Claire, Wisconsin (May 1, 2009) -- National Presto Industries, Inc. (NYSE: NPK) announced today first quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “All three of our segments achieved impressive top line volume increases in first quarter 2009, over those reported in the comparable 2008 quarter. The increased demand for housewares/small appliances reported during second half 2008 continued during the first quarter, resulting in a 25% sales increase. The Absorbent Products segment secured a similar increase as its robust second half sales momentum also continued into the first quarter. The Defense segment’s sales increase was the highest of all – 52%, driven in part by strong shipments by each of its divisions during the quarter and in part by comparison with the relatively weak sales reported during the first quarter of 2008. Sales during that quarter were unusually low as a result of the deferral of billings from several lots placed on hold. These lots were subsequently shipped in the second and third quarters of 2008. All three segments also enjoyed increased earnings during the quarter. The majority of the increase was attributable to the Defense segment, largely flowing from the increase in top line sales. Absorbent Products contributed to the improved results by reporting a small profit versus the prior year’s loss, triggered both by increased volume and reductions in commodity costs. The contribution to the increase by Housewares/Small Appliance was nominal. As a result of long lead-times from the Orient, products shipped during the quarter were those ordered or carried over from the prior year when commodity costs were high. As in second half 2008, the high cost of product largely offset the benefit flowing from elevated sales. Decreased yields from the company’s portfolio, had a relatively minor, albeit negative, comparative impact on earnings.”

The Housewares/Small Appliance segment introduced several new products at the March 2009 International Housewares Show. Those products included three additions to its deep fryer line. The first, the QuickCool™ ProFry™ deep fryer, is designed for families, as it fries nine cups of food at a time. Eighteen hundred watt immersion element construction assures quick preheat and fast oil temperature recovery for ideal frying. The fryer features a built in fan that cools the hot oil quickly (typically in less than half the normal time) enabling fast clean up. A digital timer is included for added convenience. Uniquely styled arched handles combined with a brushed finish stainless steel surround, result in a unit that is as beautiful as it is functional. The FryDaddy® Elite boasts all of the features that make the FryDaddy® deep fryer such a joy to use (perfect pre-set frying temperature, economical use of oil as a result of its ability to fry four cups of food in only four cups of oil, a handy, easy to clean scoop, rather than a messy basket, and the ability to act as a convenient vessel for oil storage) combined with attractive new styling complete with a brushed stainless steel surround. The third fryer is a delightfully styled mini-appliance, also trimmed in brushed stainless steel, that combines both good looks with function. In keeping with the renewed popularity of vegetable gardening, the segment also introduced a 7 function canning kit, consisting of a digital timer, funnel, bubble remover/lid lifter, jar wrench, jar lifter, and kitchen tongs, all trimmed in fresh, spring green. Finally, it introduced a six cup stainless steel coffeemaker that produces hot rich coffee at the speed of a cup a minute and “green” versions of several of its classic products (KitchenKettle® multi-cooker, its entire line of aluminum and stainless steel pressure cookers, and its tilt griddles).

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products and baby diapers.

	THREE M004FNTHS ENDED
	April 5, 2009	March 30, 2008
Net Sales	$107,926,000	$77,145,000
Net Earnings	$10,854,000	$6,250,000
Net Earnings Per Share	$1.58	$.91
Weighted Shares Outstanding	6,849,000	6,840,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.